UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2017

THE CHEFS’ WAREHOUSE, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware	001-35249	20-3031526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 East Ridge Road, Ridgefield, CT 06877
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 894-1345

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of John D. Austin as Chief Financial Officer

On October 17, 2017, The Chefs’ Warehouse Inc. announced that John D. Austin has submitted his resignation as Chief Financial Officer of The Chefs’ Warehouse, Inc. (the “Company”) and his last day of employment will be November 10, 2017 (the “Separation Date”). The resignation was not related to any disagreements with the Company on any matter relating to its operations, policies, practices or any issues regarding financial disclosures, accounting or legal matters.

Separation and Release of Claims Agreement. On October 17, 2017, the Company entered into an agreement (the “Separation and Release of Claims Agreement”) with Mr. Austin, pursuant to which Mr. Austin agreed to a general release of any claims that he might have against the Company and related parties, subject to certain limited exceptions.  In addition, the Separation and Release of Claims Agreement provides that: (i) Mr. Austin has agreed to provide consulting services for a period of eighteen months following the Separation Date; (ii) provided Mr. Austin remains engaged as a consultant at the time payment is due, he shall be eligible for a pro-rata bonus for work performed in 2017 through the Separation Date; (iii) provided Mr. Austin remains engaged as a consultant on March 7, 2018, all shares due to him under the terms of his Time Based Share Awards, totaling 3,401 shares, shall vest; (iv) the Company will pay for the full cost of health and dental insurance premiums for Mr. Austin and his currently-enrolled dependents for the lesser of twelve months or the date upon which Mr. Austin begins full-time employment, providing consulting services on a full-time basis, or engaging in a sole proprietorship or partnership on a full-time basis, and (v) none of the shares included in the Restricted Share Award  made to Mr. Austin upon completion of the acquisition of Del Monte Capitol Meat Co. (22,553 shares) shall be forfeited by virtue of the end of Mr. Austin’s employment.  The Separation and Release of Claims Agreement extends the term of certain non-competition and non-solicitation covenants applicable to Mr. Austin to November 10, 2019 and provides installment payments for a period of eighteen (18) months at Mr. Austin’s current salary rate.

This summary of the Separation and Release of Claims Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 99.3.

Appointment of James Leddy as Chief Financial Officer

The Company’s Board of Directors has appointed James “Jim” Leddy as Chief Financial Officer and Assistant Secretary effective upon Mr. Austin’s separation. Mr. Leddy has over twenty-five years of experience as a financial professional, including his most recent position serving as interim Chief Financial Officer at JetBlue Airways. Mr. Leddy received his Bachelor of Arts in Economics from Fordham University and a Masters in Business Administration from the University of Connecticut.

Offer Letter. In connection with Mr. Leddy becoming Chief Financial Officer and Assistant Secretary, the Company entered into an offer letter with Mr. Leddy on October 17, 2017 (the “Offer Letter”), which provides for the following: (i) an annual base salary of $375,000; (ii) participation in the 2017 Cash Incentive Plan, on a pro-rated basis for fiscal 2017; and (iii) participation in the 2011 Omnibus Equity Incentive Plan and in any future equity based plans, on a pro-rated basis for fiscal 2017, with Mr. Leddy’s pro-rated award for fiscal 2017 to be made promptly following his start date as Chief Financial Officer of the Company.

This summary of the Offer Letter is qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 99.2.
Item 8.01 Other Events.

On October 17, 2017, the Company issued a press release disclosing the executive transition described above. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Form 8-K.

Exhibit No.	Description
99.1	Press Release dated October 17, 2017.
99.2	Offer Letter, dated October 17, 2017, by and between The Chefs’ Warehouse, Inc. and James Leddy.
99.3	Separation and Release of Claims Agreement, dated October 17, 2017, by and between The Chefs’ Warehouse, Inc. and John Austin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE CHEFS’ WAREHOUSE, INC.

By:	/s/ Alexandros Aldous
Name:	Alexandros Aldous
Title:	General Counsel and Corporate Secretary

Date:   October 17, 2017

EXHIBITS

Exhibit No.	Description
99.1	Press Release dated October 17, 2017.
99.2	Offer Letter, dated October 17, 2017, by and between The Chefs’ Warehouse, Inc. and James Leddy.
99.3	Separation and Release of Claims Agreement, dated October 17, 2017, by and between The Chefs’ Warehouse, Inc. and John Austin.